SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2007

First Federal Bankshares, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-25509	42-1485449
(State or other	(Commission File Number)	(I.R.S. Employer Identification No.)
jurisdiction of incorporation)

329 Pierce Street, Sioux City, Iowa	51101
(Address of principal executive offices)	(Zip Code)

(712) 277-0200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On March 19, 2007, First Federal Bankshares, Inc. (the “Company”), the parent company of First Federal Bank (the “Bank”), announced the completion of the sale of $11.6 million in non-performing and classified loans. As previously disclosed, the Bank recorded an estimated loss of $1.3 million in the quarter ended December 31, 2006, related to the transfer of such loans to held-for-sale status. The loan sale was recently completed at terms and conditions substantially in line with original estimates. The Company will record no significant additional gain or loss related to these loans in the current or future quarters. The Company also has no continuing relationship and/or on-going obligation related to the loans beyond the usual representations and warranties associated with such loan sales.

The Company also announced the sale of substantially all of the assets of its title search and abstract continuation business, i.e., Sioux Abstract Company, Orange City, Iowa and Rerick Abstract Company, Primghar, Iowa. The Company recorded an after-tax gain of approximately $500,000 on the sale of the business, which approximates $0.15 in diluted earnings per share.

Attached as Exhibit 99 to this report is the Company’s press release announcing the sales.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits

99	Press release dated March 19, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FIRST FEDERAL BANKSHARES, INC.

Dated: March 20, 2007	By:	/s/ Michael W. Dosland
Michael W. Dosland
President and Chief Executive Officer